Exhibit 3.1

CERTIFICATE OF FORMATION

OF

UPFC AUTO FINANCING CORPORATION

The undersigned organizer of a corporation (the “Corporation”) under the Texas Business Organizations Code (the “TBOC”) hereby adopts the following Certificate of Formation for the Corporation:

FIRST: The filing entity being formed is a for-profit corporation. The name of the Corporation is “UPFC Auto Financing Corporation.”

SECOND: (a) The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit Corporation may be organized under the Texas Business Organizations Code (the “Code”).

(b) Notwithstanding paragraph (a) above, the purposes of the Corporation are limited to the following (and activities incidental to and necessary to accomplish the same): to act as the depositor or originator of one or more series of owner trusts or other special purpose entities (“Trusts”) owning or having a perfected security interest in retail installment sales contracts and installment loans secured by new and used automobiles, light-duty trucks or similar motor vehicles (“Contracts”) and to buy, hold, sell or pledge Contracts in connection therewith.

THIRD: The street address of the initial registered office of the Corporation is 701 Brazos Street, Suite 360, Austin, Texas 78701, and the name of the initial registered agent of the Corporation at such address is Business Filings Incorporated.

FOURTH: The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The aggregate number of shares which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, no par value per share.

FIFTH: The number of directors shall be fixed in the manner provided in the Bylaws of the Corporation. The initial Board of Directors will consist of three (3) directors, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Name	Address
Ray Thousand	3990 Westerly Place, Suite 200
Newport Beach, CA 92660

Arash Khazei	3990 Westerly Place, Suite 200
Newport Beach, CA 92660

Keith Holmes	1900 Avenue of the Stars, 25th Floor
Los Angeles, CA 90067

SIXTH: Notwithstanding any other provision of this Certificate of Formation and any provision of law, the Corporation shall not do any of the following:

(a) Without the unanimous affirmative vote of the members of the Board of Directors of the Corporation (which must include the vote of all duly appointed Independent Directors (as hereafter defined), (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph, provided, however, that no director may be required by any shareholder of the Corporation to consent to the institution of bankruptcy or insolvency proceedings against the Corporation so long as it is solvent; or

(b) Without the unanimous affirmative vote of the members of the Board of Directors of the Corporation, merge or consolidate with any other corporation, company or entity; or

(c) So long as any outstanding debt of the Corporation or the outstanding securities issued by any Trust of which the Corporation is the originator, in whole or in part, are rated by any nationally recognized statistical rating organization, the Corporation shall not issue notes or otherwise incur debt unless (i) the Corporation has made a written request to the related nationally recognized statistical rating organization to issue notes or incur borrowings which notes or borrowings are rated by the related nationally recognized statistical rating organization the same as or higher than the rating afforded such rated debt or securities, or (ii) such notes or borrowings (A) are fully subordinated (and shall provide for payment only after payment in respect of all outstanding rated debt or securities) and are nonrecourse against any assets of the Corporation other than the assets pledged to secure such notes or borrowings, (B) do not constitute a claim against the Corporation in the event such assets are insufficient to pay such notes or borrowings, and (C) where such notes or borrowings are secured by the rated debt or securities, are fully subordinated (and provide for payment only after payment in respect of all outstanding rated debt and securities) to such rated debt and securities; or

(d) Engage in any business except as permitted under Article SECOND of this Certificate of Formation.

SEVENTH: The Corporation shall at all times, except as noted hereafter, have at least one director (an “Independent Director”) who is not (i) a director, officer or employee of any affiliate of the Corporation; (ii) a person related to any officer or director of any affiliate of the Corporation; (iii) a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation; or (iv) a person related to a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation, provided, however, a person who is an independent director, officer, partner or manager of any affiliate which is itself a special purpose entity may be an Independent Director of this Corporation. In the event of the death, incapacity, resignation or removal of all Independent Directors, the Board of Directors of the Corporation shall promptly appoint an Independent Director for each Independent Director whose death, incapacity, resignation or removal caused the related vacancy on the Board of Directors; provided, however, that the Board of Directors shall not vote on any matter unless and until at least one Independent Director has been duly appointed to serve on the Board of Directors.

EIGHTH: The Corporation shall at all times, except as noted hereafter, have at least one executive officer (an “Independent Officer”) who is not (i) a director, officer or employee of any affiliate of the Corporation; (ii) a person related to any officer or director of any affiliate of the Corporation; (iii) a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation; or (iv) a person related to a holder (directly or indirectly) of more than 10% of any voting securities of any affiliate of the Corporation, provided, however, a person who is an independent director, officer, partner or manager of any affiliate which is itself a special purpose entity may be an Independent Officer of this Corporation. In the event of the death, incapacity, resignation or removal of the Independent Officer, the Board of Directors of the Corporation shall promptly appoint an Independent Officer for the Independent Officer whose death, incapacity, resignation or removal caused the related vacancy.

NINTH: The Corporation shall ensure at all times that (a) it maintains separate corporate records and books of account from those of its affiliates, and (b) none of the Corporation’s assets will be commingled with those of any of its affiliates.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in any manner now or hereafter provided herein or by statute; and, all rights, preferences and privileges conferred by this Certificate upon shareholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of Articles SECOND and SIXTH through TENTH (the “Restricted Articles”) without the unanimous vote of the full Board of Directors and provided, further, that the Corporation shall not amend or change any Article so as to be inconsistent with the Restricted Articles without the unanimous vote of the full Board of Directors.

ELEVENTH: To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its shareholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of the Certificate of Formation inconsistent with this Article, by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its shareholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

TWELFTH: The name and address of the organizer is as follows:

Name	Address
Joshua L. Shuart	1601 Elm Street, Suite 3000
Dallas, Texas 75201-4761

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 5th day of September, 2006.

/s/ Joshua L. Shuart
Joshua L. Shuart, Organizer

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